Exhibit 99.1
“American Oil & Gas Updates Douglas Project Activity
     DENVER — November 25, 2005 — American Oil & Gas, Inc. (AMEX: AEZ) announced that drilling operations on the Company’s Hageman 16-34 well, the second well of an initial two well drilling program in the 51,000 acre Fetter Field project area, have been temporarily suspended to obtain a more suitable drilling rig. As previously reported, the drilling rig being used was not well suited to drill the larger well bore size required on this well. The larger hole size and revised casing program for the Hageman well were undertaken largely due to the knowledge and experience gained from drilling the Sims 16-26 well earlier this year. Continuing rig related limitations and delays have caused American and its partners to temporarily suspend drilling operations until such time that a rig more suitable to drill the remaining portion of the well can be secured and mobilized to the site. The upper portion of the well, which is cased to 8,625 feet, is in excellent condition and is in no way jeopardized by the down time required to bring in a more suitable rig.
     Pat O’Brien, CEO of American commented, “The decision to suspend operations on the Hageman well was necessitated by continued delays and operational issues largely related to the drilling rig. We are in discussions with a drilling company in order to obtain a suitable rig to resume drilling activity at Fetter and are simultaneously investigating various techniques and technologies that will further our ability to unlock this potentially large resource.”
     At the Sims 16-26 well, a coiled tubing unit has successfully cleaned out the obstruction in the production tubing which has now been perforated across the Frontier formation. The well is currently undergoing a series of tests and pressure analyses. As reported earlier this month, the Sims well has produced nominal amounts of natural gas and condensate to date. We believe that perforating the production tubing may marginally improve the performance of this particular well.
     At the approximate 7,600 gross acre Fort Fetterman prospect, which adjoins the Fetter acreage, the drilling rig and related equipment is arriving on location to commence drilling the Strock #1-20 well. This exploration well is targeting the Parkman formation at a depth of 7,800 feet. American will pay 37.5% of the costs to drill and complete this well and will own a 32.8125% working interest in this and any subsequent wells in this prospect.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”